United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2023

PERFICIENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15169	74-2853258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Drive
Suite 600
Saint Louis, Missouri 63141
(Address of principal executive offices)
(314) 529-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PRFT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Perficient, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of March 29, 2023, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and the other lenders parties thereto. The Credit Agreement amends and restates the Company’s existing Amended and Restated Credit Agreement dated as of May 7, 2021, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the other lenders and signatories thereto (the “Existing Credit Agreement”).

The Credit Agreement provides for revolving credit borrowings of up to a maximum principal amount of $300 million, with sub-facilities for letters of credit and swingline loans. In addition, the Company may cause the commitments to increase by up to an additional $75 million, subject to the approval of the applicable lenders providing such additional financing. The credit facility will be used to pay fees and expenses associated with the Company’s entry into the Credit Agreement and for working capital and general corporate purposes.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at a base rate or an adjusted term secured overnight financing rate (“SOFR”), plus, in each case, an applicable margin. The applicable margin ranges from zero to 1.00% for base rate borrowings and 1.00% to 2.00% for SOFR borrowings. The applicable margin varies based on the Company’s consolidated net leverage ratio. The Company must also pay a commitment fee to the lenders ranging between 0.150% to 0.200% per annum on the unused portion of the $300 million revolving credit facility along with other standard fees.

All outstanding amounts owed under the Credit Agreement become due and payable no later than the final maturity date of March 29, 2028. The Credit Agreement contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios. The Credit Agreement also contains customary events of default.

The Company’s obligations under the Credit Agreement are currently secured by first priority liens on all of the assets of the Company and its domestic subsidiaries, a pledge of all of the Company’s equity interests in its domestic subsidiaries, and a pledge of 65% of the Company’s equity securities in certain of its first tier foreign subsidiaries. Additionally, the Company’s domestic subsidiaries provide guarantees for all obligations of the Company under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.

Exhibit
Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Date:	March 31, 2023	By:	/s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer